Exhibit 99.1

ENTRAVISION COMMUNICATIONS CORPORATION

ANNOUNCES PARTIAL DEBT PAYMENT

SANTA MONICA, CALIFORNIA – December 30, 2014 – Entravision Communications Corporation (NYSE: EVC), a diversified media company serving Latino audiences and communities, today announced its intention to prepay $20 million of term loans under the company’s senior secured term loan credit facility entered into on May 31, 2013. Entravision currently anticipates funding this prepayment by using cash on hand. Following the prepayment, approximately $340 million will remain outstanding under the company’s term loan credit facility.

“Our solid balance sheet and sound financial performance provides us with the opportunity to proactively manage our capital structure,” said Walter F. Ulloa, Chairman and Chief Executive Officer of Entravision. “We are well positioned to execute on our strategic plan and continue to invest in our growth opportunities.”

About Entravision Communications Corporation

Entravision Communications Corporation is a diversified media company serving Latino audiences and communities with an integrated platform of solutions and services that includes television, radio, digital media and data analytics to reach Latino audiences across the United States and Latin America. Entravision has 58 primary television stations, including in 20 of the nation’s top 50 Latino markets, and is the largest affiliate group of both the top-ranked Univision television network and Univision’s UniMás network. Entravision also operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 49 owned and operated radio stations, and Entravision Solutions, a national sales representation and marketing organization specializing in Spanish-language media platforms and radio networks. Entravision also offers a variety of digital media platforms and services, including digital content, digital advertising platforms, including the #1-ranked online advertising platform in Hispanic reach according to comScore Media Metrix®, and data analytics solutions designed to maximize the opportunity for advertisers and marketers to connect with the growing Latino consumer market. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

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Contact:

Brad Edwards

Brainerd Communicators, Inc.

edwards@braincomm.com

212-986-6667